EXHIBIT 35.2

Servicer Compliance Certificate

CHASE EDUCATION LOAN TRUST 2007-A

The undersigned, a duly authorized officer of Chase Student Loan Servicing LLC (formerly known as CFS-SunTech LLC), as subservicer (in such capacity, the “Subservicer”) under the Subservicing Agreement, dated as of July 2, 2007 (as amended and supplemented, or otherwise modified and in effect from time to time, the “Subservicing Agreement”), by and between JPMorgan Chase Bank, National Association and the Subservicer, does hereby certify that:

1.	A review of the activities of the Subservicer as they relate to the Subservicing Agreement, and of the Subservicer’s performance under the Subservicing Agreement, for the period from July 2, 2007 through December 31, 2007 has been made under my supervision

2.	To the best of my knowledge, based on such review, the Subservicer has fulfilled all of its obligations in all material respects under the Subservicing Agreement throughout the period from July 2, 2007 through December 31, 2007.

This report is delivered pursuant to Item 1123 of Regulation AB.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on behalf of the Servicer this 19th day of March, 2008.

/s/ John R. Elam
Name:	John R. Elam
Title:	Sr. Vice President